4C Controls Inc. has selected Thales Alenia Space Italia S.P.A. as prime contractor for the in-orbit delivery of two high resolution SAR Satellites with related Ground Segment

July 17, 2008

NEW YORK - 4C Controls Inc. (OTCBB: FOUR.OB) today announced that it has selected for negotiation Thales Alenia Space Italia S.P.A. (TASI) as the prime contractor for the in-orbit delivery of the first two satellites with related Ground Segment of the planned 4C Controls’ satellites constellation.

This selection is a result of intensive technical due diligence and analysis with TASI for more than six months, and signals long term technical and commercial cooperation between 4C Controls and TASI.

The two Satellites are expected to be equipped with very high-resolution (1meter) synthetic aperture radar (SAR). The first satellite is planned to be in orbit by end of 2011.

The activation of this relationship with Thales Alenia Space Italia will be the basis to establish a strategic partnership between 4C Controls and Thales Alenia Space Italia. The partnership will involve long term technical and commercial cooperation.

The expertise of 4C Controls in the satellite technologies, provided by the Politecnico di Torino (Polito), combined with the distinguished capacity and international records of Thales Alenia Space Italia, provides a unique platform for the 4C Controls planned Earth Observation Multi Satellite Program.

4C Controls is focused on becoming the world leader in the design, engineering, development, construction, sales and operations of high-performing SAR satellites for research, earth observation, remote sensing and security surveillance. It plans to place into service one of the most advanced, high-capacity, high-resolution commercial imaging SAR satellites in the world. 4C Controls will focus on significant market opportunities in the Middle East, Asia Pacific, Africa and Latin America where there is growing demand for low equatorial position, high resolution, small satellites.

SAR satellites have the ability to provide all-weather, day-and-night imaging, which are mission critical capabilities for a variety of end-user applications. The satellites are expected to have the following main characteristics:
•	High-resolution: 1 meter resolution
•	Regional Data Downlink: data transmission during data acquisition, using a network of ground stations located in the observed regional areas
•	Low inclination orbit with altitude of 536 km
•	X-band SAR: enables clear imaging through cloud and night skies

“As a first mover in a rapidly developing market, we expect to achieve significant competitive advantages in respect of customer necessity, price and performance. The combination of Thales Alenia Space Italia S.P.A.’s expertise and the cutting-edge know-how in SAR technology of the Polito team will help to ensure a high efficient and dynamic market entry,” said Dr. Riccardo Maggiora, Director and Chief Technology Officer at 4C Controls.

“We are delighted that 4C Controls has selected us for negotiation as prime contractor. We have been working closely together on technical due diligence and are confident that positive outcomes will be achieved for both parties as a result of our collaboration,” said Massimo Di Lazzaro, SVP and General Manager Business Unit Observation Systems & Radars at Thales Alenia Space Italia.

-Ends-

About 4C Controls Inc.

With headquarters in New York, 4C Controls is an early stage company offering high technology security integrated solutions providing real-time early warning and reduction of time scales from threat-detection to termination in the field. The Company's primary focus is on the acquisition of technologies and large distribution networks including high resolution synthetic aperture radar satellites (SAR) and satellite images; ground high performance radars for intrusion detection and electronic surveillance / access control markets such as biometric, radio frequency identification (RFID), real time locating systems (RTLS) and closed-circuit television (CCTV).

Forward-Looking Statements

This press release contains 'forward-looking statements' as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. 4C Controls cannot provide assurances that any prospective matters described in the press release will be successfully completed or that it will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; its ability to retain key management and employees; intense competition and the ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the 4C Controls filings with the U.S. Securities & Exchange Commission. 4C Controls undertakes no obligation to update information contained in this release.

For more information please contact:
Adelle Foster
Kaizo
+44 (0)20 3043 4177
adelle.foster@kaizo.net